Exhibit B-190


                            ARTICLES OF INCORPORATION
                                       OF
                            D. W. CLOSE COMPANY, INC.


      The undersigned, being over the age of twenty-one (21) acting as incorporator of a corporation under the Washington Business Corporation Act, adopts in duplicate the following Articles of Incorporation for such corporation.

                                    ARTICLE I

      The name of the corporation shall be D. w. Close Company, Inc.

                                   ARTICLE II

      This corporation's duration shall be perpetual.

                                   ARTICLE III

      The purpose or purposes for which the corporation is organized are:

      Section 1. To carry on the business of electrical contracting, servicing and otherwise performing electrical contracting and maintenance activities.

      Section 2. In general, to carry on any other lawful business whatsoever in connection with the foregoing which is calculated, directly or indirectly, to promote the interests of the corporation or to enhance the value of its properties.

      Section 3. To engage in and carry on any lawful business or trade and exercise all powers granted to a corporation formed under the Washington Business Corporation Act, including any amendments thereto or successor statute that may hereinafter be enacted.



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                                   ARTICLE IV

      The aggregate number of shares which the corporation shall have the authority to issue is 50,000 shares of common stock having a par value of $1.00. There shall be no other class or shares of stock in this corporation.

                                    ARTICLE V

      This corporation shall not commence business until at least Five Hundred Dollars ($500) has been received by it as consideration for the issuance of shares.

                                   ARTICLE VI

      The owners of shares of stock of this corporation shall not be entitled to preemptive rights to subscribe for or purchase any part of new or additional issues of stock or securities convertible into stock of any class whatsoever whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

                                   ARTICLE VII

      Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, or cumulate his votes by giving as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of candidates.

                                  ARTICLE VIII

      Section 1. The board of directors shall have full power to adopt, alter, amend, or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend, or repeal the Bylaws.

      Section 2. This corporation reserves the right to amend, alter, change, or repeal any provisions contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by statute. All rights


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of shareholders of this corporation are granted subject to this reservation.

      Section 3. This corporation may enter into contracts and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers, and shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise, as freely as though such adverse interests did not exist, even though the vote, action, or presence of such director, officer, or shareholder may be necessary to obligate the corporation upon such contracts or transactions; and in the absence of fraud, no such contract or transaction shall be avoided and no such director, officer, or shareholder shall be held liable to account to the corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that in the case of directors and officers of the corporation (but not in the case of shareholders who are not directors or officers), the nature of the interest of such director or officer, though not necessarily the details of extent thereof, be disclosed or known to the board of directors of this corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director or officer of the corporation is interested in any corporation, association, firm, or entity shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with that corporation, association, firm, or entity.

                                   ARTICLE IX

      The address of the initial registered office of the corporation is 2921 13th Avenue Southwest, Seattle, Washington, and the name of its initial registered agent at such address is Donald W. Close.

                                    ARTICLE X

      The number, qualifications, terms of office, manner of election, time and place of meetings, and powers and duties of the directors shall be prescribed in the Bylaws, but the number of first directors shall be four (4), and they shall


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serve until the first meeting of the shareholders and until their successors are elected and qualified, and their names and post office addresses are as follows:

      Name                          Address

      Donald W. Close               2921 13th Avenue Southwest
                                    Seattle, Washington

      Douglas W. Purcell            4200 Seattle-First National
                                      Bank Bldg.
                                    Seattle, Washington 98154

      Beryl W. Ash                  2921 13th Avenue Southwest
                                    Seattle, Washington

      John Torode                   6017 Margarido Drive
                                    Oakland, California 91648


                                   ARTICLE XI

      The name and address of each incorporator is:

      Name                          Address

      Douglas W. Purcell            4200 Seattle-First National
                                      Bank Building
                                    Seattle, Washington

Executed in duplicate on February 16, 1979
                         -----------------


                                    -------------------------
                                    Douglas W. Purcell



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